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                                                                  Exhibit 10.10
                              LICENSE AGREEMENT

      This LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 21st day of February, 1997 by and among CELERITY SYSTEMS, INC., a corporation organized and existing under the laws of the State of Tennessee, United States of America ("Licensor") and ENKAY TELECOM CO., LTD, a corporation organized and existing under the laws of the Republic of Korea ("Licensee").

      WHEREAS, Licensor is engaged in the development, manufacture and licensing of hardware, software, systems and equipment used in the interactive digital cable television business, including a CTL 9000 Fiber to the Neighborhood ("FTTN") Video Server per specifications attached as Section 4 of Exhibit 1 (Preliminary Draft Subject to Change) and a CTL 8500 MediaJet Baseband Server per specifications attached as Exhibit 2 (Preliminary Draft Subject to Change); and

      WHEREAS, Licensor and Licensee wish to set forth in this Agreement terms and conditions of Licensor's License to Licensee to purchase, manufacture, and sell certain technology related to certain software and firmware as set forth on Schedule A (Preliminary Draft Subject to Change) (the "Software Products") and certain Proprietary Celerity Boards and Off-The-Shelf items set forth on Schedule A (the "Hardware Products") (collectively the "Software Products" and "Hardware Products" are referred to herein as the "Products"; it being understood that the definition of "Products" shall specifically exclude all technology, products, parts or services associated with the Ivision project); and

      WHEREAS, Licensee is in the business of selling various types of consumer electronic equipment and desires to purchase, manufacture and sell the Products in the Republic of Korea and elsewhere; and

      WHEREAS, the parties executed a Memorandum of Understanding dated December 3, 1996 (the "Memorandum"), evidencing their general intention to enter into a definitive Agreement granting license rights to Licensee as described herein.

      NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties hereto mutually agree as follows:

      1.    Manufacturing and Distribution Rights.

            a. Licensor hereby grants to Licensee, and Licensee hereby accepts, the right and license to manufacture and sell the Products to its customers

                  ("end Users") in the Territory (as herein after defined) on the terms and conditions set forth herein. Licensor hereby grants to Licensee, and Licensee hereby accepts, a license, in and to technology, know-how and intellectual property rights related to the Products (the "Technology") necessary to and solely for the purpose of manufacture and sale of the Products.

            b. When and as required by the License Agreement, Licensor will provide to Licensee bills of materials, schematic diagrams and drawings, board layouts, design and prototype delivery schedules, test equipment recommendations, test procedure recommendations and other technology and know-how (the "Technology") sufficient, in Licensor's reasonable judgment, to enable Licensee to Manufacture the Product. Licensor will make available Licensor's engineers and other technical personnel to support the transfer of the Technology, and will provide reasonable training to Licensee's engineers and technical personnel at Licensor's Knoxville, Tennessee, United States of America facility. All travel, housing and other expenses of Licensee's personnel in connection with such training shall be borne by Licensee. In the event that Licensor's personnel provide such training at Licensee's facility, Licensee will pay all travel, housing and other expenses of Licensor's personnel as well as Licensor's normal hourly service rate for such personnel. Licensor will provide one (1) on-site training session of up to 40 hours at no charge to licensee, including travel and housing expenses, provided that the date of such training is at the discretion of Licensor. If the first 40 hours of training is at a date selected by Licensee, the first 40 hours may be in more than one session, and will still be free of hourly service charge, but the travel, housing and related expenses will be paid by Licensee.

            c. The license granted hereby may not be transferred or sublicensed by Licensee, but shall extend to any wholly-owned subsidiaries and divisions of Licensee. Licensee shall be responsible for the compliance by each such subsidiary and division with the terms and provisions of this Agreement, and agrees to report and pay royalties to Licensor in accordance with Section 6 hereof with respect to production of the Products by each such subsidiary or division. Any such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement, and Licensee shall agree to guarantee the


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

                  obligations of such assignee hereunder.

            d. The license granted hereby conveys no right to Licensee to use or register any trademark or trade name of Licensor, or to use the name of Licensor or any trademark or trade name in any manner whatsoever in connection with the sale of the Products hereunder. Nothing in this Agreement shall be construed as conveying, expressly or by implication, any right under any of Licensor's know-how except in connection with the manufacture and sale of the Products hereunder nor shall Licensee have the right to modify any of the Products without the written consent of Licensor.

            e. Licensee shall not have the Products manufactured for it by any third party without the prior written consent of Licensor, except where such third party has been licensed by Licensor to manufacture the Products.

            f. Upon the termination of this License for any reason, Licensee shall return the Technology, including but not limited to the object codes, and any and all copies thereof, to Licensor.

            g. Nothing contained herein shall prohibit Licensor from using the Technology for its own purposes, nor from licensing the Products and the Technology to others, provided that such usage or licensing by Licensor is not in competition with the sale of the Products by Licensee in the Republic of Korea. Nothing contained herein shall prohibit Licensor from using the Technology for the development, sale and distribution of Products for use with Products manufactured by others which may be competitive with Licensee outside of the exclusive items within this Agreement.

            h. In order for Licensee to ensure the timely and accurate completion of the product, Licensor will provide, at no charge, two completed samples of each proprietary item, and a list of these items to be included as an attachment to this agreement. Any additional samples required by Licensee will be available at the then current list price for each such item.

      2.    Software Products Purchases.


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            a.    Licensee shall purchase all of its requirements in the
                  Territory for the Software Products from Licensor for prices as shown on Schedule A (Preliminary Draft Subject to Change) (EnKay Cost) and on terms and conditions as shown on Schedule
                  B. It is understood and agreed that prices set forth in Schedule A are subject to periodic revision by Licensor and all orders for Software Products shall be billed at prices in effect on the date of receipt of an order.

            b. The Software Products to be sold to Licensee for resale under this Agreement consist of software and firmware either in proprietary chip sets or in object code as in existence for the CTL 8500 and CTL 9000 on the date of execution of this Agreement. Licensor agrees to make available to Licensee the generic improvements made to this family of servers based on this architecture. However, other customers of Licensor may request development of custom features or functions for the CTL 8500 and CTL 9000 which are paid for by those customers and which, therefore, may not be covered by the generic improvements covered by this license. The decision to include these customer paid improvements in the generic improvements to this license will be at the sole discretion of the Licensor. Additionally, Licensor may from time to time introduce other products including servers, based on substantially different technology or architecture, and Licensor agrees to discuss with Licensee any new technology or architecture which it might develop during the term of this Agreement. Any new technology or architecture offered to Licensee shall be on a right of first refusal basis, and will be subject to negotiated new payments for such new technology or architecture by Licensee as well as new pricing determinations and a new Schedule A will be created to reflect such new payments and new pricing offerings.

            c. Licensee agrees that it will not decompile any software of any type incorporated in the Software Products or provided by Licensor to Licensee (whether in the operating system of the Software Products or otherwise) or otherwise re-engineer, duplicate or otherwise develop an independent manufacturing capability for the Software Products or any component thereof nor will it permit access to any third party for any of such purposes or for any other purpose other than the intended use of the Software Products. Licensee agrees that it will take all necessary steps to protect all of the Technology and


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

                  trade secrets of License embedded in the Software Products from disclosure to any third party, including but not limited to all necessary supervision of its employees and the employees of any of its subsidiaries and division for this purpose.

            d. All changes to Software Products which Licensee may wish to make, including without limitation, any improvements to such Software Products which Licensee might wish to implement, shall be first disclosed to and approved in writing by Licensor.

            e. Title to all Software Products shall pass from Licensor to Licensee with delivery in Knoxville. Risk of loss and/or damage shall be borne by the party holding title. Licensee shall be responsible for all insurance after the passage title.

            f. All purchases of Software Products shall be made by Purchase Order in a form acceptable to Licensor. All purchase orders are subject to availability and will be filled in the order received, including orders from other customers. All prices are FOB Licensor's delivery dock in Knoxville. Licensee shall schedule all shipping and notify Licensor of the identity of the carrier and expected pick up date.

            g. Invoices will be submitted by Licensor in triplicate original and two copies for each shipment and will be subject to the terms and conditions as set forth on Schedule B.

            h. Licensor warrants that all Software Products to be delivered hereunder, shall conform to the Software Products Specifications as set forth on Exhibit 1 and Exhibit 2 and be free from defects at the time of delivery. If Licensee shall give Licensor notice of any defect, deficiency or non-conformance within 60 days after the delivery date, then Licensor shall, at no cost to Licensee repair or furnish replacements for all such defective, deficient or non-conforming items or parts thereof. Licensor's sole obligation to Licensee on account of defects shall be repair or replacement and shall not be liable for any consequential damages.

                  LICENSOR MAKES NO OTHER WARRANTY (EXPRESS OR IMPLIED) WITH RESPECT TO THE SOPTWARE PRODUCTS, INCLUDING FITNESS FOR USE AS INTENDED BY LICENSEE.


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

      3.    Product Prices to End Users.

            a. All Hardware Products Prices for which Licensee intends to charge End Users are attached hereto as Schedule A.

            b. All Software Products Prices for which Licensee intends to charge End Users is attached hereto as Schedule A.

            c. All End User Products pricing set forth on Schedule A shall be subject to an increase or reduction of 15% (in the aggregate), at Licensee's discretion.

      4. Territory/Exclusivity. The territory subject to the several licenses granted under this Agreement shall be:

            a. Republic of Korea: The license to resell the Products granted hereby shall be exclusive as to sales for delivery within the Republic of Korea as presently constituted; provided however, if during any calendar year Licensee shall fail to purchase and pay for at least $2,000,000 on account of all of its purchases of Products from Licensor for resale in the Republic of Korea, then the exclusivity of the license granted for that part of the Territory shall in all respects become non-exclusive for the remaining term of the Agreement and any renewal thereof.

            b. Pacific Rim: Licensee shall also have a non-exclusive right to resell the Products in certain other countries consisting of Australia, New Zealand, Indonesia, Thailand, Singapore, Vietnam, Cambodia and Japan (Referred to hereinafter as the Pacific Rim) at prices for such Products and at "End User Prices" used to compute royalties all as established from time to time by Licensor in Schedule A; provided, however, that (i) Licensor may cancel this non-exclusive right for all or any designated country in the Pacific Rim on 60 days written notice to Licensee and (ii) Licensee shall not be entitled to supply any country in the Pacific Rim with any materials purchased from Licensor for use under the license to be granted for the Republic of Korea as outlined above.

            c. Licensee shall have the option to obtain a right of first refusal (the "Right of First Refusal Option") for the exclusive right to resell the products in certain other Countries consisting of Australia, New Zealand, Indonesia, Thailand, Singapore, Vietnam, Cambodia and Japan (referred to hereinafter as the "Pacific Rim") at prices for such products and at end user prices used to compute royalties that have been delivered to Licensor pursuant to a bona fide third-party offer. The Right of first Refusal Option shall be exercisable within ten (10) days of receipt of notification by Licensee of a bona fide third-party offer to Licensor for the exclusive rights to any Country within the Pacific Rim, at which time Licensee shall deliver $300,000 (the "Option Exercise Price") in immediately available funds to Licensor for the purposes of securing its right of first refusal. The Option Exercise Price shall be applied to the License Fee to be paid by Licensee if it exercises its right of first refusal or, if Licensee shall determine not to proceed with its right of first refusal, the Option Exercise Price shall be surrendered to Licensor. Such Right of First Refusal Option will be offered to Licensee once for each country within the Pacific Rim.

      5. Term. The term of this Agreement, and the duration of the server license granted hereby, shall be five (5) years from the date of this Agreement except that the term of the license granted for the Pacific Rim under Article 4(b)(c) shall be governed by such Article 4(b)(c). This Agreement shall be subject to renewal on terms to be agreed upon by the parties. Either party intending to seek renewal of this Agreement shall give notice thereof to the other party at least one hundred eighty (180) days prior to the expiration hereof.

      6.    License Fee, Royalty, Maintenance Fee.

            a. Licensee Fee: In consideration of the licenses provided to Licensee by Licensor under this Agreement, Licensee shall pay to Licensor the nonrefundable sum of Six Million Dollars ($6,000,000) which shall be paid as follows:

                  (i) One Million Dollars ($1,000,000) payable immediately upon signing of the Agreement in immediately available funds;

                  (ii) One Million Dollars ($1,000,000) payable in immediately available funds on May 1, 1997; and


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

                  (iii) an aggregate of Four Million Dollars ($4,000,000)
                        through hardware royalty premium earn outs and software purchase price premium earn outs as set forth in Schedule A hereto (the "Royalty Premium").

            b. Royalty Premium and Royalties: Licensee shall have paid a Royalty Premium equal to or greater than Two Million Dollars ($2,000,000) by July 1, 1998, or the difference between the amount paid by the Licensee and Two Million Dollars ($2,000,000) shall be paid in immediately available funds to Licensor on that date. Licensee shall have paid an additional Royalty Premium equal to or greater than Two Million Dollars ($2,000,000) between July 2, 1998 and January 1, 1999, or the difference between the amount paid by the Licensee and Two Million Dollars ($2,000,000) shall be paid in immediately available funds to Licensor on that date. Once Licensee has paid Royalty Premium equal to Four Million Dollars ($4,000,000) royalties for hardware as set forth in Schedule A hereof shall immediately be reduced to 7 % from 35 % of the End-User Price for each unit of the Hardware Products sold by Licensee based on the End User Price set forth as part of Schedule A and software purchases set forth in Schedule A hereto shall be reduced to a purchase price discount of 50% from 35%. All royalty payments shall be paid by Licensee to Licensor within thirty (30) days following the end of each fiscal quarter of this Agreement, beginning with the end of the third full month following the execution of this Agreement.

            c. Prepayments: Licensee shall be entitled to prepay the balance of the Royalty Premium at any time prior to January 1, 1999.

            d. Support Services/Maintenance Fee: Licensee agrees to provide first line support service to customers. Warranty claims for Hardware and Software, replacement of warranted parts and Products, local set up, installation and any locally required integration of products or systems are the responsibility of the Licensee. Licensor agrees to provide second line support service. Software revisions, updates, debugging via remote diagnostics and other functions, which can be accomplished via long distance telecommunications will be provided by Licensor. In consideration thereof, Licensee agrees to pay to Licensor an annual Maintenance Fee equal to 4% of the aggregate sum of the End User Sale Price for all Products sold to date, adjusted


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                  quarterly to include any additional sales in the prior
                  quarter. The Maintenance Fee will itself be paid in quarterly installments due 30 days after to close of every quarter. In addition, Licensee shall pay all reasonable out of pocket travel related expenses when and as incurred by Licensor in the delivery of such support service. It is understood and agreed that such support service does not include any replacement Products or parts for Products except as provided in Section 2(h).

            e. Sample Systems: Licensee agrees to provide to Licensor, without charge, one complete system application which is representative of each such application as sold from time to time by Licensee to its customers. It is understood and agreed that trivial variations on applications shall not be deemed a new application for the purpose of this paragraph.

            f. Licensee will furnish to Licensor within thirty (30) days following the end of each quarter a written statement certified by the Chief Financial Officer of Licensee showing the number of units of each of the Products sold by Licensee during such quarter, including customer names and selling prices, the identity of the country in the Territory where the units were sold and delivered and the amount of periodic royalties and maintenance fees due for the corresponding period, together with evidence of the payment of the royalties and maintenance fees due by wire transfer.

            g. Licensee will at all times during the term of this Agreement keep accurate books of account and other records reflecting all sales of the Products, and will carefully prepare and maintain such books and records for at least five (5) years following the termination of this Agreement. Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and make copies of such books and records for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder, such inspection and copying to be at the expense of Licensor, provided that if a discrepancy of more than 5% is found, then all costs of such inspection activity shall be paid by Licensee.

            h. All payments provided for in this Agreement shall be made to Licensor in Knoxville, Tennessee in United States currency by wire


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                  transfer to Licensor's designated account. All payments shall be net to Licensor, without deduction for taxes, assessments, or other charges which may be imposed on Licensor or Licensee by the Government of the Republic of Korea or any political subdivision thereof with respect to any amounts payable to Licensor pursuant to this Agreement, and without deduction for banking or wire transfer fees. Such taxes, assessments or other charges and fees, if any, shall be paid by Licensee without diminution of any amounts otherwise provided for under this Agreement to be paid to Licensor.

            i. Licensee will provide, at no charge, whatever documentation and certification is reasonably required to support the timely processing of governmental requirements, including high technology status.

      7.    Additional Licensee Responsibilities.

            a. Licensee agrees to actively develop the market and to promote the sale of the Products in the Republic of Korea, including marketing, distribution, installation and service of the Products.

            b. Licensee will maintain a marketing, sales and service organization properly trained to market the Products and to insure proper installation and servicing thereof in every country in the Territory for which Licensee has exclusive rights.

            c. In addition to any required royalty report, Licensee will provide to Licensor on at least a quarterly basis information and analysis of marketing and sales of the Products in all of the Territories and professional support for future development and sales of the Products in all of the Territories.

            d. Licensee will be solely responsible for providing all installation, integration service and support for the Products and all other customer relationship issues in the Territory. Licensor shall have no Products service or support responsibilities, except as set forth in Section 6 above.

      8. No Patent Warranty. Licensor makes no representation or warranty that the Products are free from any infringement of any patent or proprietary rights of others except that Licensor is not now aware of any claim or charge


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            of any such infringement.

      9. Indemnification. Licensee agrees to indemnify, to defend and to hold harmless Licensor from claims of third persons either:

            a. proximately caused by the fault or negligence of Licensee, its officers, employees or agents; or

            b. which relates to any customer disputes or claims relating to the marketing, sale, distribution, installation, training or service of any Products or the performance thereof, whether arising out of express or implied warranty; or

            c. which relates to any other failure by Licensee to comply with any terms of this Agreement; or

            d. which relates to any failure by Licensee to comply with applicable laws and/or regulations in accordance with Section 13 hereof.

      10. Insurance. Licensee agrees to maintain during the term hereof liability insurance for personal injury and property damage, including products liability and contractual coverage, as set forth herein. Coverage for personal injury shall be not less than one million dollars (U.S. $1,000,000) annual aggregate liability. Coverage for property damage shall be not less than five hundred thousand dollars (U.S. $500,000) per occurrence. Such liability insurance obtained by Licensee shall include Licensor as a named insured. Licensee shall supply Licensor with a Certificate of Insurance upon written request by Licensor.

      11. Force Majeure. Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, war, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom. Each party shall keep the other fully informed of any such circumstances.

      12.   Government Regulations.

            a. Licensee shall comply with all laws and regulations of all applicable


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                  jurisdictions relating to the manufacture, sale and
                  distribution of the Products.

            b. This Agreement shall be subject to all United States laws and regulations now or hereafter in effect applicable to the subject matter hereof. The Export Administration Regulations of the United States Department of Commerce prohibit, except under an individual validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Export Administration Regulations), unless the exporter (under this Agreement, Licensor) has received certain assurances from the foreign importer. Licensee acknowledges that it has received a copy of the current Export Administration Regulations of the United States Department of Commerce and has access to Supplementary Bulletins from the United States Department of Commerce. Licensee agrees to comply with all applicable Export Administration Regulations of the United States Department of Commerce, and hereby gives to Licensor the assurances called for in Part 779.4 of such Export Administration Regulation.

            c. If the terms of this Agreement are such as to require or make it appropriate that this Agreement or any part of it be registered with or reported to any national or supranational agency in any area in which Licensee will do business hereunder, Licensee will, at its expense, promptly undertake such registration or report. Licensee will supply prompt notice and appropriate verification of any such registration or report and any agency ruling resulting therefrom.

            d. Licensee will, at its expense, carry out any formal recordation of this Agreement required by the law of the Republic of Korea and each country in the Pacific Rim in which it makes sales as a prerequisite to enforceability of this Agreement in any such country or for any other reason, and promptly supply verified proof of such recordation to Licensor.

      13.   Termination.

            a. If either party hereto shall breach this Agreement, the other party may give the defaulting party written notice of such default. If the defaulting party shall fail or refuse to remedy such default within


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

                  thirty (30) days from the date of said notice, this Agreement may be terminated by a second written notice and said termination shall be effective as of the date of the second notice of default. Such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the defaulting party. Defaults under this Agreement shall be deemed to include, but shall not be limited to:

                  (i) material failure by either party to fulfill any of its obligations under this Agreement;

                  (ii) an adjudication of bankruptcy of either party under any bankruptcy or insolvency law;

                  (iii) the commission by either party of a receiver for
                        business or property, or the making of any general assignment for the benefit of creditors; or

                  (iv) without the prior consent of Licensor, sale by Licensee of substantially all of its assets or sale or other transfer of controlling interest in the ownership of Licensee or any merger, consolidation or other act whether or not in accordance with applicable law if the result is a transfer of control of Licensee or its assets.

            b. In addition, either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted hereunder if:

                  (i) Such termination is necessary to comply with an order or official request of the government of the terminating party, or

                  (ii) Normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action taken by governmental or other authority.

            c. Licensor may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted by it hereunder if by law or regulation of the government of any country in the Territory, Licensee is disabled from making the payments to

                  Licensor which it is required to make under this Agreement, and such disability continues for more than thirty (30) days.

      14. Amendments. No provision of this Agreement may be amended, revoked or waived except by a writing signed by a duly authorized representative of each of the parties hereto.

      15. Assignment. Except as otherwise provided herein, this Agreement shall not be assignable. Licensee shall have the right to transfer all or any part of its rights and obligations hereunder to any wholly-owned affiliate of Licensee, provided, however, that such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement and that Licensee agrees to guarantee the obligations hereunder of such assignee.

      16. Notices. Any notice required to be given hereunder shall be deemed sufficient and delivery shall be deemed complete if sent by registered Air Mail or confirmed telex to the following addresses:

            To Licensor:  Celerity Systems, Inc.
                          9051 Executive Park Drive
                          Suite 400
                          Knoxville, Tennessee 37923
                          Attention: President

            To Licensee:  EnKay Telecom Co., Ltd.
                          Enkay Building, 115, Samsung-Dong
                          Kangnam-Ku, Seoul, Korea 135-090
                          Attention: President

      17. Governing Law. This Agreement and the relationship of the parties hereto shall be governed in all respects by the laws of the State of Tennessee, United States of America, except that questions affecting the validity, construction and effect of any patent shall be determined by the law of the country in which the patent has been granted. In the event of any controversy between the parties respecting the interpretation or application of the terms of this Agreement, the English language version of this Agreement shall be controlling.

      18.   Resolution of Disputes.


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

            a. All disputes and controversies between the parties hereto of every kind and nature arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, nonperformance, enforcement, operation, breach, continuation, or termination of this Agreement shall be resolved as set forth in this
                  Section 18.

            b. Either party to this Agreement may within fifteen (15) days after a dispute or controversy arises submit any dispute or controversy hereunder in writing for resolution by a senior executive officer of the highest executive level for each of the parties. If such persons cannot resolve the dispute or controversy within thirty (30) days, then the dispute or controversy shall be submitted to binding arbitration pursuant to the following procedure.

            c. The dispute or controversy shall be submitted to a single arbitrator with experience in international high technology commercial matters to be chosen by the senior executive officers at the highest executive level for each of the parties within thirty (30) days after the conclusion of the mediation provided for above. If senior executive representatives of the disputing parties cannot within such time agree on an arbitrator, the arbitrator shall be chosen under International Chamber of Commerce procedures from its panels of arbitrators with international high tecnnology commercial experience.

            d. The arbitration hearing shall be held in New York, New York, United States of America, or at such other place as the parties and the arbitrator agree, within thirty (30) days after the dispute is submitted to an arbitrator. The Arbitration Rules of the International Chamber of Commerce, or such other rules and procedures as the arbitrator may determine, shall be utilized in the arbitration proceedings. The arbitration hearing shall be conducted in the English language.

            e. The arbitration hearing shall be concluded in not more than three (3) days unless otherwise ordered by the arbitrator. The award on the hearing shall be made within thirty (30) days after the close of the submission of evidence at or in connection with the hearing.

            f. An award rendered by the arbitrator appointed pursuant to this Agreement shall be final and binding on the parties to such proceeding.

                  The award shall be enforceable under the June 10, l958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Judgment on such award may be entered by any of the disputing parties in the highest court having jurisdiction in any country.

            g. The provisions of this Section 17 of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to any dispute or controversy arising out of or in connection with this Agreement. The arbitration provisions of this Agreement shall, with respect to any such dispute or controversy, survive the termination or expiration of this Agreement.

            h. Nothing contained in this Section 17 shall give the arbitrator selected hereunder any authority, power or right to alter, change, amend, modify, add to, or subtract from the provisions of this Agreement. Rather, the arbitrator shall endeavor to interpret the provisions of this Agreement so as to carry out its terms with reference to any dispute submitted for arbitration.

            i. The parties shall each bear all of their respective arbitration costs and expenses, provided, however, that the parties shall share equally the costs and expenses of the arbitrator.

            j. The failure or refusal of any party hereto to submit to arbitration in accordance with this Agreement shall be deemed a breach of this Agreement.

      19. Entire Agreement. This Agreement, together with the schedules attached hereto which may be amended by Licensor from time to time in accordance with its existing business practice, represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements with respect to the subject matter hereof, understandings and communications, whether oral or written, including the Memorandum. Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that this Agreement does not supersede a License Agreement between the parties for the manufacture and distribution of Set Top Boxes executed as of September 26, 1996.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first herein written.


                                          CELERITY SYSTEMS, INC.


                                          By: /s/ Mahmoud Youssefi
                                             --------------------------------
                                                M.R. Youssefi
                                                President

                                          ATTEST:


                                          /s/ Kenneth D. Van Meter
                                          -----------------------------------
                                          Secretary

                                          ENKAY TELECOM CO., LTD.


                                          By: /s/ Authorized Officer
                                             --------------------------------
                                          Title:
                                                -----------------------------

                                          ATTEST:


                                          /s/ J. S. Hong
                                          -----------------------------------
                                          Secretary

                                  AMENDMENT

1.    4-c is removed

2.    6-b in the agreement,

      Every "thirty(30)days" changes to "forty-five days(45)days" and "quarter" changes to "half"

3.    6-d Add,

      If EnK sells equipment without Celerity providing Maintenance Service, that equipment is not subject to the 4% Maintenance Fee until the first of either of the following events occurs;
      - the customer signs up for Maintenance
      - the customer calls Celerity for Maintenance

4.    13a - iv Add after "consent",
      Such consent not to be unreasonably withheld

5.    change the title of the agreement to "License and Technology Transfer"


                                          CELERITY SYSTEMS, INC.


                                          By: /s/ Mahmoud Youssefi
                                             --------------------------------
                                                M.R. Youssefi
                                                President

                                          ATTEST:


                                          /s/ Kenneth D. Van Meter
                                          -----------------------------------
                                          Secretary

                                          ENKAY TELECOM CO., LTD.


                                          By: /s/ Authorized Officer
                                             --------------------------------
                                          Title:
                                                -----------------------------

                                          ATTEST:


                                          /s/ J.S. Hong
                                          -----------------------------------
                                          Secretary

                                      Schedule A
                                 After Royalty Premium

         Description             Part          EnKay     Celerity      End     Est. EnKay  Margin %
                                Number          Cost     Royalty      Users      Margin
                                                         equals 7%    Price
      Hardware Products:
Proprietary Celerity Boards

CHASSIS & MOTHERBOARD            M821        $  1,377    $    145    $  2,065    $   544     26%
MediaJet SUPERVISOR w I/O        S801        $  2,914    $    306    $  4,370    $ 1,151     26%
CTL 9000 SUPERVISOR w I/O        S902        $  3,010    $    316    $  4,515    $ 1,189     26%
MPEG 2-CHANNEL MODULE I/O        C802        $  1,980    $    208    $  2,971    $   782     26%
ATM OC3 MODULE w I/O             C950        $  5,894    $    619    $  8,841    $ 2,328     26%
MediaJet SCSI-II MODULE w I/O    D801        $  1,628    $    171    $  2,442    $   643     26%
CTL 9000 SCSI-II MODULE w I/O    D902        $  1,750    $    184    $  2,625    $   691     26%

Off the Shelf Items

STORAGE CABINET                  M800        $  2,023    $    184    $  2,630    $   423     16%
816W -48 VOLT POWER SUPPLY       48PWR-81    $  1,517    $    138    $  1,972    $   317     16%
650W -48 VOLT POWER SUPPLY       48PWR-65    $    724    $     66    $    941    $   151     16%
10-BASE-T CABLES - 15ft          10BTCBL     $      3    $      0    $      4    $     1     16%
CSB CABLE                        CSBCBL      $     28    $      3    $     36    $     6     16%
POWER CABLE                      PWRCBL      $      2    $      0    $      3    $     1     16%
CATV MODULATOR                   MOD         $    350    $     32    $    455    $    73     16%
POWER STRIP (CABINET MOUNT)      PWRSTR      $     32    $      3    $     42    $     7     16%
9GN HARD DRIVE SYSTEM            9GBSUB      $  1,900    $    173       2,470        397     16%
R60 3/4 RAID SYSTEM              R60-3/4     $ 27,000    $  2,457    $ 35,100    $ 5,643     16%
R92 3/6 RAID SYSTEM              R92/3-6     $ 41,000    $  3,731      53,300    $ 8,569     16%
SCSI CABLE                       SCSICBL     $     42    $      4    $     54    $     9     16%
MAMMOTH TAPE DRIVE                           $ 10,000    $    910    $ 13,000    $ 2,090     16%
FORE SYSTEM ASX1000 SWITCH                   $103,990    $  9,463    $135,187    $21,734     16%
24-PORT 10BASE-T-E-NET HUB       24HUB       $  2,500    $    228    $  3,250    $   523     16%
SUPERVISORY REMOTE TERM          XTERM       $  3,450    $    314    $  4,485    $   721     16%

Confidential                       Subject To Change

         Description             Part          EnKay     Celerity      End     Est. EnKay  Margin %
                                Number          Cost     Royalty      Users      Margin
                                                         equals 7%    Price
KEYBOARD + TERMINAL                          $    300    $     27    $    390    $    63     16%
SYSTEM CONTROLLER w/4P           ALR4160     $ 70,000    $  6,370    $ 91,000    $14,630     16%
REVOLUTION Q-SMP CNTRL           ALRREV      $  3,916    $    356    $  5,091    $   818     16%
OS-9000 SERVER LICENSE                       $  1,500    $    137    $  1,950    $   314     16%

    Software Products
    Discount equals 50%

Celerity Firmware

  CHASSIS & MOTHERBOARD          M821        $  1,722    $     --    $  3,444    $ 1,722     50%
  MediaJet SUPERVISOR w/I/O      S801        $  3,788    $     --    $  7,576    $ 3,788     50%
  CTL 9000 SUPERVISOR w/I/O      S902        $  3,909    $     --    $  7,817    $ 3,909     50%
  MPEG 2-CHANNEL MODULE w/I/O    C02         $  2,547    $     --    $  5,094    $ 2,547     50%
  ATM OC3 MODULE w/I/O           C950        $  7,561    $     --    $ 15,122    $ 7,561     50%
  MediaJet SCSI-II MODULE w/I/O  D801        $  2,077    $     --    $  4,154    $ 2,077     50%
  CTL 9000 SCSI-II MODULE w/I    D902        $  2,230    $     --    $  4,459    $ 2,230     50%

Software

  MIX LICENSE, First 25 STREAMS              $ 12,500    $     --    $ 25,000    $12,500     50%
  MIX LICENSE, (Per Stream)
    26-100 STREAMS                           $    250    $     --    $    500    $   250     50%
  MIX LICENSE, (Per Stream)
    101-1000 STREAMS                         $    125    $     --    $    250    $   125     50%
  ETHERNET API INTERFACE                     $    750    $     --    $  1,500    $   750     50%
  NAV/APP, NAV/VOD                           $ 17,500    $     --    $ 35,000    $17,500     50%
  NAV RT                                     $ 32,500    $     --    $ 65,000    $32,500     50%
  TAR Servr Software License                 $  2,000    $     --    $  4,000    $ 2,000     50%

Confidential                       Subject To Change

                                      Schedule A
                                    Royalty Premium

         Description             Part          EnKay     Celerity      End     Est. EnKay  Margin %
                                Number          Cost     Royalty      Users      Margin
                                                         equals 7%    Price
  Hardware Products:
Proprietary Celerity Boards

CHASSIS & MOTHERBOARD            M821        $  1,377    $    723    $  2,065    $    (34)   -2%
MediaJet SUPERVISOR w I/O        S801        $  2,914    $  1,530    $  4,370    $    (73)   -2%
CTL 9000 SUPERVISOR w I/O        S902        $  3,010    $  1,580    $  4,515                 0%
MPEG 2-CHANNEL MODULE I/O        C802        $  1,980    $  1,040    $  2,971    $    (50)   -2%
ATM OC3 MODULE w I/O             C950        $  5,894    $  3,094    $  8,841    $   (147)   -2%
MediaJet SCSI-II MODULE w I/O    D801        $  1,628    $    855    $  2,442    $    (41)   -2%
CTL 9000 SCSI-II MODULE w I/O    D902        $  1,750    $    919    $  2,625    $    (44)   -2%

Off the Shelf Items

STORAGE CABINET                  M800        $  2,023    $    920    $  2,630    $   (314)   -12%
816W -48 VOLT POWER SUPPLY       48PWR-81    $  1,517    $    690    $  1,972    $   (235)   -12%
650W -48 VOLT POWER SUPPLY       48PWR-65    $    724    $    329    $    941    $   (112)   -12%
10-BASE-T CABLES - 15ft          10BTCBL     $      3    $      2    $      4    $     (1)   -12%
CSB CABLE                        CSBCBL      $     28    $     13    $     36    $     (4)   -12%
POWER CABLE                      PWRCBL      $      2    $      1    $      3    $     (0)   -12%
CATV MODULATOR                   MOD         $    350    $    159    $    455    $    (54)   -12%
POWER STRIP (CABINET MOUNT)      PWRSTR      $     32    $     15    $     42    $     (5)   -12%
9GN HARD DRIVE SYSTEM            9GBSUB      $  1,900    $    865       2,470    $    295    -12%
R60 3/4 RAID SYSTEM              R60-3/4     $ 27,000    $ 12,285    $ 35,100    $ (4,185)   -12%
R92 3/6 RAID SYSTEM              R92/3-6     $ 41,000    $ 18,655      53,300    $ (6,355)   -12%
SCSI CABLE                       SCSICBL     $     42    $     19    $     54    $     (6)   -12%
MAMMOTH TAPE DRIVE                           $ 10,000    $  4,550    $ 13,000    $ (1,550)   -12%
FORE SYSTEM ASX1000 SWITCH                   $103,990    $ 47,315    $135,187    $(16,118)   -12%
24-PORT 10BASE-T-E-NET HUB       24HUB       $  2,500    $  1,138    $  3,250    $   (388)   -12%
SUPERVISORY REMOTE TERM          XTERM       $  3,450    $  1,570    $  4,485    $   (535)   -12%
KEYBOARD + TERMINAL                          $    300    $    137    $    390    $    (47)   -12%

Confidential                       Subject To Change

         Description             Part          EnKay     Celerity      End     Est. EnKay  Margin %
                                Number          Cost     Royalty      Users      Margin
                                                         equals 7%    Price

SYSTEM CONTROLLER w/4P           ALR4160     $ 70,000    $ 31,850    $ 91,000    $(10,850)   -12%
REVOLUTION  Q-SMP CNTRL          ALRREV      $  3,916    $  1,782    $  5,091    $   (607)   -12%
OS-9000 SERVER LICENSE                       $  1,500    $    683    $  1,950    $    233    -12%

     Software Products
    Discount equals 35%

Celerity Firmware

  CHASSIS & MOTHERBOARD          M821        $  1,722    $     --    $  3,444    $  1,206    35%
  MediaJet SUPERVISOR w/I/O      S801        $  3,788    $     --    $  7,576    $  2,652    35%
  CTL 9000 SUPERVISOR w/I/O      S902        $  3,909    $     --    $  7,817    $  2,736    35%
  MPEG 2-CHANNEL MODULE w/I/O    C02         $  2,547    $     --    $  5,094    $  1,783    35%
  ATM OC3 MODULE w/I/O           C950        $  7,561    $     --    $ 15,122    $  5,293    35%
  MediaJet SCSI-II MODULE w/I/O  D801        $  2,077    $     --    $  4,154    $  1,454    35%
  CTL 9000 SCSI-II MODULE w/I/O  D902        $  2,230    $     --    $  4,459    $  1,561    35%

Software

  MIX LICENSE, First 25 STREAMS              $ 12,500    $     --    $ 25,000    $  8,750    35%
  MIX LICENSE, (Per Stream)
    26-100 STREAMS                           $    250    $     --    $    500    $    175    35%
  MIX LICENSE, (Per Stream)
    101-1000 STREAMS                         $    125    $     --    $    250    $     88    35%
  ETHERNET API INTERFACE                     $    750    $     --    $  1,500    $    525    35%
  NAV/APP, NAV/VOD                           $ 17,500    $     --    $ 35,000    $ 12,250    35%
  NAV RT                                     $ 32,500    $     --    $ 65,000    $ 22,750    35%
  TAR Servr Software License                 $  2,000    $     --    $  4,000    $  1,400    35%

Confidential                       Subject To Change